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                                                                     Exhibit 5.1
March 27, 2000

Etinuum, Inc.
5619 DTC Parkway, 12th Floor
Englewood, CO 80111

Re:    S-8 Registration Statement

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 executed by you on March 27, 2000, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 8,717,658 shares of your common stock, $.0001 par value per share (the "Common Stock") which will be issuable under the Etinuum, Inc. 2000 Employee Stock Purchase Plan, 2000 Stock Incentive Plan, 1998 Restated Stock Option Plan and 1997 Amended and Restated Stock Option Plan (the "Plans").

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans, the reservation of shares of Common Stock for issuance under the Plans (the "Plan Shares"), the options previously granted pursuant to the Plans and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and non-assessable shares of Common Stock pursuant to the Delaware General Corporation Law.

We consent to the use of this opinion as an exhibit to the Registration
Statement.

Very truly yours,


CHRISMAN, BYNUM & JOHNSON, P.C.

March 27, 2000